Exhibit 99.1

601 Poydras Street Suite 2400 New Orleans, Louisiana 70130 (504) 587-7374 NYSE: SPN

FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations,
504-362-4321
Superior Energy Services Announces Third Quarter 2008 Results
Record Performance Despite Hurricane Interruptions
New Orleans, La. – October 30, 2008 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $99.9 million and diluted earnings per share of $1.22 on record revenue of $490.3 million, as compared with net income of $75.1 million, or $0.91 diluted earnings per share on revenue of $398.9 million for the third quarter of 2007. Diluted earnings per share and revenue increased 34% and 23%, respectively, as compared with the third quarter of 2007.
Excluding pre-tax non-cash, unrealized earnings of $19.2 million ($12.3 million after-tax) from hedging contracts impacting the Company’s earnings from equity-method investments, adjusted net income for the third quarter of 2008 was $87.6 million, or $1.07 diluted earnings per share.
Factors impacting the quarter include the following:
•	The Company estimates that the overall impact from the active 2008 hurricane season was a reduction in earnings for the third quarter in the range of $0.12 to $0.15 diluted earnings per share, including approximately $0.05 diluted earnings per share from shut-in oil and gas production at the Company’s equity-method investments.

•	During the quarter, the Company repurchased 1.52 million shares of its common stock for $55.4 million as part of its $350 million repurchase program.

•	Well Intervention Group Segment revenue of $319.8 million increased 58% year-over-year and 8% sequentially. The sequential improvement was due to continued execution of the previously announced wreck removal project and increases in demand for production-related services such as coiled tubing, cased hole wireline, hydraulic workover and snubbing, well control.

•	Rental Tools Segment revenue was $136.6 million, a 15% increase year-over-year and 1% increase sequentially.

•	Marine Segment revenue of $33.9 million increased 29% year-over-year and 30% sequentially due to increased utilization across most liftboat classes.

•	Gulf of Mexico revenue was $276.9 million, revenue from domestic land market areas was $134.5 million and international revenue was $78.9 million.

For the nine months ended September 30, 2008, revenue was $1,389.3 million and net income was $275.9 million or $3.36 diluted earnings per share, as compared with revenues of $1,158.6 million and net income of $209.2 million or $2.53 diluted earnings per share for the nine months ended September 30, 2007.
Terence Hall, Chairman and CEO of Superior, stated, “Our diversification strategy continued to benefit us as we were able to record outstanding financial results despite significant business disruptions in the Gulf of Mexico because of hurricanes. From an operational standpoint, the first two months of the quarter were the best in Company history. In addition, strong activity levels continued in the domestic land and international market areas in September while our Gulf of Mexico businesses recovered.
“The Company is well positioned to manage through these volatile times as a result of our strong balance sheet, our focus on increasing geographic diversification, ongoing work from the wreck removal project, and anticipated new work for the well intervention and marine segments resulting from the recent hurricanes.”
Well Intervention Group Segment
Third quarter revenue for the Well Intervention Group was a record $319.8 million, a 58% increase year-over-year and an 8% increase sequentially. Income from operations was $90.3 million, or 28% of segment revenue as compared with $47.6 million, or 23% of segment revenue, in the third quarter of 2007, and $78.2 million, or 26% of segment revenue, in the second quarter of 2008. Engineering and project management services increased over the second quarter of 2008 as a result of the wreck removal project. Other sequential revenue increases included coiled tubing in both the Gulf of Mexico and domestic land markets; hydraulic workover and snubbing in the Gulf of Mexico; and cased hole wireline and well control services in the domestic land market areas. These offset decreases in international revenue resulting primarily from the mobilization of the Company’s derrick barge from the Asia Pacific market area to the Gulf of Mexico. Income from operations as a percentage of revenue (“operating margin”) increased due to volume increases for several of our services.
Rental Tools Segment
Quarterly revenue for the Rental Tools Segment was $136.6 million, 15% higher year-over-year and 1% over the most recent quarter. Income from operations was $43.6 million, or 32% of segment revenue, as compared with $51.4 million, or 43% of segment revenue in the third quarter of 2007, and $47.5 million, or 35% of segment revenue in the second quarter of 2008. Income from operations in the third quarter of 2007 included a $7.5 million gain on sale of business. Sequentially, demand grew for accommodations and stabilization equipment in the Gulf of Mexico and domestic land market areas; drill pipe and specialty tubulars in international market areas; and connecting iron and handling tools in the Gulf of Mexico. This was partially offset by decreases in drill pipe rentals and on-site bolting services in the Gulf of Mexico due to hurricanes and a decrease in rentals of stabilization equipment in certain international market areas. The decrease in operating margin sequentially and year-over-year is due to business mix, highlighted by lower rentals of higher margin drill pipe and specialty tubulars in the Gulf of Mexico.

Marine Segment
Superior’s Marine Segment quarterly revenue was $33.9 million, a 29% increase year-over-year and a 30% increase from the most recent quarter. Income from operations was $6.5 million, or 19% of segment revenue, compared with $8.1 million, or 31% of segment revenue for the third quarter of 2007, and $1.4 million, or 6% of segment revenue in the second quarter of 2008. Average daily revenue in the third quarter was approximately $368,000, inclusive of subsistence revenue, as compared with $286,000 per day in both the third quarter of 2007 and the second quarter of 2008. Average fleet utilization was 81% as compared with 62% in the third quarter of 2007 and 57% in the second quarter of 2008. The operating margin significantly increased sequentially as a result of higher utilization.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended September 30, 2008
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’-155’	11	$7,920	78.3%
160’-175’	8	10,640	81.3%
200’	5	15,857	90.9%
230’-245’	3	25,386	85.5%
250’	2	35,239	67.9%
Equity-Method Investments
The $23.2 million income from equity-method investments in the third quarter of 2008 includes $19.2 million, pre-tax, of the Company’s share of non-cash unrealized earnings associated with mark-to-market changes in the value of outstanding hedging contracts put in place by SPN Resources, LLC. The mark-to-market changes were due to significant decreases in natural gas and oil prices, the volatility of which makes these changes unpredictable. Prior to the hurricanes, production at SPN Resources, net to the Company’s interest, was approximately 2,200 boe per day and production at Beryl Oil & Gas, net to the Company’s interest, was approximately 3,600 boe per day. Approximately 50% of production remains shut-in. Restoration of full production is expected by year end.

Conference Call Information
The Company will host a conference call at 11 a.m. Central Time on Friday, October 31, 2008. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-205-0033. For those who cannot listen to the live call, a telephonic replay will be available through Friday, November 7, 2008 and may be accessed by calling 303-590-3000 and using the pass code 11120954#. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2008 and 2007
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Oilfield service and rental revenues	$490,282	$347,228	$1,334,256	$1,021,712
Oil and gas revenues	—	51,696	55,072	136,889

Total revenues	490,282	398,924	1,389,328	1,158,601

Cost of oilfield services and rentals	236,610	159,683	649,839	465,085
Cost of oil and gas sales	—	18,954	12,986	55,845

Total cost of services, rentals and sales	236,610	178,637	662,825	520,930

Depreciation, depletion, amortization and accretion	44,842	49,881	128,675	133,967
General and administrative expenses	68,379	57,150	204,411	161,833
Gain on sale of businesses	—	7,483	40,946	7,483

Income from operations	140,451	120,739	434,363	349,354

Other income (expense):
Interest expense, net	(7,593)	(7,402)	(22,665)	(22,635)
Earnings (losses) from equity-method investments, net	23,167	1,395	19,359	(2,447)

Income before income taxes	156,025	114,732	431,057	324,272

Income taxes	56,169	39,682	155,181	115,116

Net income	$99,856	$75,050	$275,876	$209,156

Basic earnings per share	$1.24	$0.92	$3.42	$2.58

Diluted earnings per share	$1.22	$0.91	$3.36	$2.53

Weighted average common shares used in computing earnings per share:
Basic	80,538	81,470	80,691	81,053

Diluted	81,845	82,793	82,041	82,521

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(in thousands)

	9/30/2008	12/31/2007
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$128,169	$51,649
Accounts receivable, net	383,813	343,334
Current portion of notes receivable	—	15,584
Prepaid expenses	19,888	19,641
Other current assets	110,403	40,797

Total current assets	642,273	471,005

Property, plant and equipment, net	1,055,310	1,086,408
Goodwill, net	483,266	484,594
Notes receivable	—	16,732
Equity-method investments	108,153	56,961
Intangible and other long-term assets, net	133,880	141,549

Total assets	$2,422,882	$2,257,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$78,394	$69,510
Accrued expenses	158,489	177,779
Income taxes payable	50,592	7,520
Current portion of decommissioning liabilities	—	36,812
Current maturities of long-term debt	810	810

Total current liabilities	288,285	292,431

Deferred income taxes	198,584	163,338
Decommissioning liabilities	—	88,158
Long-term debt	711,110	711,151
Other long-term liabilities	26,578	21,492

Total stockholders’ equity	1,198,325	980,679

Total liabilities and stockholders’ equity	$2,422,882	$2,257,249

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Segment Highlights
Three months ended September 30, 2008, June 30, 2008 and September 30, 2007
(Unaudited)
(in thousands)

	Three months ended,
	September 30, 2008	June 30, 2008	September 30, 2007
Revenue
Well Intervention	$319,798	$296,891	$202,807
Rental Tools	136,600	134,773	118,918
Marine	33,884	25,991	26,323
Oil and Gas	—	—	51,696
Less: Oil and Gas Eliminations (2)	—	—	(820)

Total Revenues	$490,282	$457,655	$398,924

	Three months ended,
	September 30, 2008	June 30, 2008	September 30, 2007
Gross Profit (1)
Well Intervention	$150,895	$135,410	$91,032
Rental Tools	90,178	93,438	83,776
Marine	12,599	6,710	12,737
Oil and Gas	—	—	32,742

Total Gross Profit	$253,672	$235,558	$220,287

	Three months ended,
	September 30, 2008	June 30, 2008	September 30, 2007
Income from Operations
Well Intervention	$90,349	$78,202	$47,613
Rental Tools (3)	43,628	47,531	51,446
Marine	6,474	1,445	8,148
Oil and Gas	—	3,058	13,532

Total Income from Operations	$140,451	$130,236	$120,739

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.

(3)	Income from operations in the Rental Tools Segment for the three months ended September 30, 2007 includes a gain on sale of business of $7.5 million.